Sub-Item 77I

Dreyfus Appreciation Fund, Inc. (the "Fund")

     At a meeting held on July 19, 2016, the Board of Directors of the Fund approved a proposal to offer Class I shares as a new share class of the Fund.

     A description of the Fund's Class I shares is included in the Fund's prospectus and statement of additional information filed as part of Post-Effective Amendment No. 64 to the Fund's Registration Statement ("Post-Effective Amendment No. 64"), filed with the Securities and Exchange Commission on August 26, 2016, and is incorporated by reference herein.

      A revised Rule 18f-3 Plan for the Fund was filed as Exhibit (n) to Post-Effective Amendment No. 64 and is incorporated by reference herein.